Exhibit 10(h)

FIRST AMENDMENT TO

DEFERRED SHARE AGREEMENT

THIS FIRST AMENDMENT TO DEFERRED SHARE AGREEMENT (this “Amendment”) is made and entered into as of October 17, 2011, by and between ENERGY FUTURE HOLDINGS CORP. (“EFH Corp.”) and PAUL KEGLEVIC (the “Executive”) for purposes of amending that certain Deferred Share Agreement dated as of July 1, 2008, by and among EFH Corp. and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the parties desire to amend the Agreement to provide, under certain circumstances, a cash payment of $3,200,000 in exchange for the Executive relinquishing his right to receive shares of EFH Corp.’s common stock, whether vested or unvested as of the date of this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Section 1.1 is hereby amended and restated in its entirety as follows:

1.1 Deferred Amount or Shares.

(a) Subject to the vesting requirements under Section 1.2(a)(i), EFH Corp. shall deliver a lump sum payment of $3,200,000, less all applicable income and payroll tax withholding (the “Deferred Amount”), to the Executive on the Distribution Date.

(b) In the event the Executive’s employment with EFH Corp. or an affiliate thereof terminates prior to the occurrence of a vesting event described in Section 1.2(a) (and such termination of employment does not constitute a vesting event under Section 1.2(a)), then, in lieu of the Deferred Amount, EFH Corp. shall deliver 112,500 shares of the common stock of EFH Corp., no par value (the “Shares”), to the Executive on the Distribution Date; provided, however, that if, prior to the Distribution Date, there is a merger, spin-off, stock dividend, recapitalization, reorganization, stock split or other similar event that results in an adjustment to an outstanding Share, the number of Shares to be delivered on the Distribution Date pursuant to this Section 1.1(b) shall be adjusted by the Board of Directors of EFH Corp. (or a committee thereof) in a manner which is necessary to reflect the effect of such event on the Shares, consistent with the treatment of stockholders of EFH Corp.

2. Section 1.2(a) is hereby amended and restated in its entirety as follows:

1.2 Vesting and Distribution.

(a)

(i) Vesting. Provided the Executive is employed by EFH Corp. or an affiliate thereof on September 30, 2012, the Deferred Amount shall vest and become nonforfeitable on September 30, 2012; provided that the Deferred Amount, if not yet vested, shall become 100% vested and become nonforfeitable (x) immediately prior to a Change of Control (as defined in the 2007 Stock Incentive Plan for Key Employees of EFH Corp.) or, if sooner, (y) upon a termination of the Executive’s employment by EFH Corp. or an affiliate thereof without Cause, by the Executive for Good Reason or due to the Executive’s death or Disability (“Cause,” “Good Reason” and “Disability” as defined in the Employment Agreement, as may be amended from time to time).

(ii) Distribution Date. Provided the Executive is vested under Section 1.2(a)(i) above or the conditions set forth in Section 1.1(b) above have been met, the Deferred Amount or the Shares, as applicable, shall be delivered to the Executive on the “Distribution Date”, which, subject to Section 3.3 below, shall be the earliest of the following dates:

(1) the date of the Executive’s separation of service for any reason, or, if necessary to meet the distribution requirement of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the date that is six months and one day following such separation; and

(2) the date of a change in the ownership or effective control of EFH Corp., or in the ownership of a substantial portion of the assets of EFH Corp., occurring prior to the Executive’s separation from service; and

(3) September 30, 2013,

in each case within the meaning of, and interpreted in a manner consistent with regulations under, Section 409A of the Code.

3. Section 1.4 is hereby deleted in its entirety.

4. Section 2.2 is hereby deleted in its entirety.

5. Section 3.2 is hereby amended and restated in its entirety as follows:

[RESERVED]

6. Section 3.3 is hereby amended and restated in its entirety as follows:

3.3 Tax Assessment Prior to Distribution Date. If there is a final tax assessment against the Executive that any amount otherwise payable under this Agreement is taxable in a year prior to the year that includes the Distribution Date, EFH Corp. shall, to the extent permitted under the Treasury Regulations promulgated under Code Section 409A, immediately pay or distribute the Deferred Amount or the Shares that otherwise would have been paid on the Distribution Date.

7. All other provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

ENERGY FUTURE HOLDINGS CORP.:

By:	/s/ John Young
President and Chief Executive Officer

EXECUTIVE:

/s/ Paul Keglevic